                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-12

                               ORACLE CORPORATION

                               ----------------

                (Name of Registrant as Specified In Its Charter)

                               ----------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                           [ORACLE LOGO APPEARS HERE]

                               500 Oracle Parkway
                         Redwood City, California 94065

September 5, 2001
To our Stockholders:

   You are cordially invited to attend the Annual Meeting of Stockholders of Oracle Corporation (the "Company"). The Annual Meeting will be held on Monday, October 15, 2001, at 10:00 a.m., in the Oracle Corporation Conference Center, located at 350 Oracle Parkway, Redwood City, California.

   The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

   Included with the Proxy Statement is a copy of the Company's Annual Report on Form 10-K for fiscal year 2001. We encourage you to read the Form 10-K. It includes information on the Company's operations, markets, products and services, as well as the Company's audited financial statements.

   Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See "Voting Via the Internet or By Telephone" in the Proxy Statement for more details. Returning the proxy or voting electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

   We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Lawrence J. Ellison

                                          Lawrence J. Ellison
                                          Chairman of the Board and Chief
                                           Executive Officer

                           [ORACLE LOGO APPEARS HERE]

                               500 Oracle Parkway
                         Redwood City, California 94065

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To our Stockholders:

   The Annual Meeting of Stockholders of the Company will be held on Monday, October 15, 2001, at 10:00 a.m., in the Oracle Corporation Conference Center, located at 350 Oracle Parkway, Redwood City, California, for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year.

  2. To adopt the Fiscal Year 2002 Executive Bonus Plan.

  3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the current fiscal year.

  4. To transact any other business that may properly come before the meeting.

   Stockholders of record at the close of business on August 20, 2001 will be entitled to receive notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

                                By Order of the Board of Directors,

                                /s/ Daniel Cooperman

                                DANIEL COOPERMAN
                                Senior Vice President, General
                                 Counsel and Secretary

Redwood City, California
September 5, 2001

   Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone.

                                PROXY STATEMENT

                               September 5, 2001

   The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Oracle Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"). The Annual Meeting will be held on Monday, October 15, 2001, at 10:00 a.m., in the Oracle Corporation Conference Center, located at 350 Oracle Parkway, Redwood City, California. All holders of record of Common Stock, par value $0.01 per share (the "Common Stock"), at the close of business on August 20, 2001, the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, the Company had 5,577,428,054 shares of Common Stock outstanding and entitled to vote. A majority, 2,788,714,028, of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. This Proxy Statement, the accompanying proxy, and the Company's Annual Report on Form 10-K were first mailed to stockholders on or about September 5, 2001. The Company's Annual Report on Form 10-K contains the information required by Rule 14a-3 of the Rules of the Securities and Exchange Commission (the "SEC").

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

   Stockholders are entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively.

   Any person signing a proxy in the form accompanying this Proxy Statement, voting by telephone or voting on the Internet has the power to revoke it either before the meeting at which the matter voted by proxy is acted upon or at the meeting before the vote on the matter. A proxy may be revoked by a later proxy that is signed by the person who signed the earlier proxy and presented at the meeting or by attendance at the meeting and voting in person.

   The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers, and other employees of the Company by personal interview, telephone, or facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   At the Annual Meeting, the stockholders will elect directors to hold office until the next annual meeting of stockholders and until successors have been duly elected and qualified or until any such director's earlier resignation or removal. The Board of Directors has approved an increase in the number of directors to nine and has nominated nine individuals. Proxies cannot be voted for a greater number of persons than the number of nominees named. Shares represented by the accompanying proxy will be voted for the election of the nine nominees recommended by the Board of Directors, unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxyholder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

Directors

   The following incumbent directors are being nominated for re-election to the
Board: Lawrence J. Ellison, Donald L. Lucas, Michael J. Boskin, Jeffrey O. Henley, Jack F. Kemp and Jeffrey Berg. The following individuals are also being nominated for election to the Board: Safra Catz, Hector Garcia-Molina and Joseph Grundfest.

Required Vote

   Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee's total.

    The Board of Directors recommends a vote for the election of each of the nominated directors.

   Mr. Ellison, 57, has been Chief Executive Officer and a director of the Company since he co-founded the Company in May 1977. Mr. Ellison has been Chairman of the Board since June 1995 and served as Chairman of the Board from April 1990 until September 1992. He also served as President of the Company from May 1977 to June 1996. Mr. Ellison is co-chairman of California's Council on Information Technology. He is also a director of Apple Computer, Inc.

   Mr. Lucas, 71, has served as a director of the Company since March 1980. He has been Chairman of the Executive Committee since 1986 and Chairman of the Finance and Audit Committee (the "F&A Committee") since 1987. Mr. Lucas has been a member of the Committee on Compensation and Management Development (the "Compensation Committee") since 1989 and a member of the Nominating Committee since December 1996. He was Chairman of the Board from October 1980 through March 1990. He has been a venture capitalist since 1960. He also serves as a director of Cadence Design Systems, Inc., Macromedia, Inc., Preview Systems, Inc., Tricord Systems, Inc. and PDF Solutions, Inc.

   Dr. Boskin, 55, has served as a director of the Company since May 1994. He has been a member of the Finance and Audit Committee and the Nominating Committee since July 1994 and a member of the Compensation Committee since July 1995. He was appointed Chairman of the Compensation Committee by the Board in July 1997. Dr. Boskin has been a professor of economics at Stanford University since 1971 and is Chief Executive Officer and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President's Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also serves as a director of Exxon Mobil Corporation, First Health Group Corp., Vodafone AirTouch PLC, and Western Multiplex Corp.

   Mr. Henley, 56, has been Executive Vice President and Chief Financial Officer of the Company since March 1991 and has been a director since June 1995. Prior to joining Oracle, he served as Executive Vice President and Chief Financial Officer of Pacific Holding Company, a privately-held company with diversified interests in manufacturing and real estate, from August 1986 to February 1991. Mr. Henley also serves as a director of Computer Motion Inc.

   Mr. Kemp, 66, has served as a director of the Company since December 1996 and previously served as a director of the Company from February 1995 until September 1996. Mr. Kemp has been Co-Director of Empower America from 1993 to the present. Mr. Kemp served as a member of Congress for 18 years and as Secretary of Housing and Urban Development from February 1989 until January 1992. In 1996, Mr. Kemp was the Republican candidate for Vice President of the United States. Mr. Kemp also serves as a director of Hawk Corporation, Speedway Motorsports, Inc. and Sideware Systems Inc.

   Mr. Berg, 54, has served as director of the Company since March 1997. He has been a member of the Finance and Audit Committee since April 1997. Mr. Berg has been an agent in the entertainment industry for over 25 years and the Chairman and Chief Executive Officer of International Creative Management, Inc., a talent agency for the entertainment industry, since 1985. He served as Co-Chair of California's Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley.

   Ms. Catz, 39, is a nominee for the Board of Directors and has agreed to serve as a director if elected. She has been Executive Vice President (currently responsible for global business practices and Corporate Development) of the Company since November 1999 and was a Senior Vice President between April 1999 and October 1999. Prior to joining Oracle, Ms. Catz was at Donaldson, Lufkin & Jenrette, a global investment bank, where she was a Managing Director from February 1997 to March 1999 and a Senior Vice President from January 1994 until February 1997 and had previously held various investment banking positions since 1986.

   Mr. Garcia-Molina, 47, is a nominee for the Board of Directors and has agreed to serve as a director if elected. He has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and has served as Chairman of the Department of Computer Science since January 2001. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University.

   Mr. Grundfest, 49, is a nominee for the Board of Directors and has agreed to serve as a director if elected. He is the William A. Franke Professor of Law and Business at Stanford Law School, where he has been on the faculty since January 1990. Prior to that, Mr. Grundfest was a Commissioner of the United States Securities and Exchange Commission from 1985 until 1990.

Director Compensation

   The Company currently pays outside directors an annual retainer of $40,000 each, except that in lieu of such amount, the vice chairman of the Finance and Audit Committee, if any, will be paid an annual retainer of $120,000. The chairman of the Compensation Committee is paid an annual retainer of $140,000 and the Chairman of both the Finance and Audit and Executive Committees is paid an annual retainer of $160,000 in connection with their additional board committee duties. Non-employee members of the Board also receive directors' fees of (1) $1,500 for each regularly scheduled Board meeting attended, (2) $3,000 for each meeting of the Finance and Audit Committee attended, and (3) $2,000 per day for each special meeting or committee meeting attended. Non-employee members of the Board also participate in the Company's 1993 Directors' Stock Option Plan, which currently provides for the following grants of options to purchase Common Stock of the Company to non-employee members of the Board: options to purchase 80,000 shares of Common Stock as of the date an individual becomes a non-employee director; options to purchase 40,000 shares of Common Stock on May 31st of each year provided such director has served on the Board for at least six months; and in lieu of the latter option grant, (i) options to purchase 120,000 shares of Common Stock on May 31st of each year to the director (or directors) who serves as chairman of both the Executive Committee and the Finance and Audit Committee (or both), provided such director has served in such capacity for at least one year, (ii) options to purchase 100,000 shares of Common Stock on May 31st of each year to the director who serves as chairman of the Compensation Committee, provided such director has served as a member of such committee for at least one year, and (iii) options to purchase 60,000 shares of Common Stock on May 31st of each year to the director, if any, who serves as vice-chairman of the Finance and Audit Committee; provided that on such date the director has served in that capacity for at least six months. Messrs. Ellison and Henley and Ms. Catz are employees of the Company and are not and would not be separately compensated as directors of the Company.

Board of Directors' Meetings and Committees

   The Board of Directors met four times at regularly scheduled meetings and once at a special meeting during fiscal year 2001. During that same period, the Board acted three times by unanimous written consent.

Standing committees of the Board currently include, among others, the Executive Committee, the Finance and Audit Committee, the Nominating Committee and the Compensation Committee. Each incumbent director has attended at least 75% of all Board meetings and applicable committee meetings.

   Messrs. Ellison, Lucas and Henley are presently the members of the Executive Committee. The Executive Committee met at six special meetings during fiscal year 2001, and during that same period acted four times by unanimous written consent. Unless otherwise determined by the Board, the Executive Committee is generally vested with all the powers of the Board of Directors, except that the Executive Committee cannot take action beyond certain financial limits, liquidate the Company, sell all or substantially all of the Company's assets, merge the Company with another company where the Company is not the surviving entity, or take any other action not permitted to be delegated to a committee under Delaware law or the Company's Bylaws.

   The F&A Committee consists of the following members of the Company's Board of Directors: Jeffrey Berg, Michael J. Boskin and Donald L. Lucas. Each of the members of the F&A Committee is independent as defined under the National Association of Securities Dealers' listing standards. The F&A Committee operates under a written charter adopted by the Board of Directors, which was published in the proxy statement for the Company's Annual Meeting held on October 16, 2000.

   The primary function of the F&A Committee is to provide advice with respect to the Corporation's financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The F&A Committee's primary duties and responsibilities are to: (1) serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system; (2) review and appraise the audit efforts of the Corporation's independent accountants and internal audit department; (3) evaluate the Corporation's quarterly financial performance as well as its compliance with laws and regulations; (4) oversee management's establishment and enforcement of financial policies and business practices; and (5) provide an open avenue of communication among the independent accountants, financial and senior management, counsel, the internal audit department and the Board of Directors. The Finance and Audit Committee met four times during fiscal year 2001 and during that same period, acted once by unanimous written consent.

   Dr. Boskin, Mr. Lucas and Kay Koplovitz, who is not standing for re-election, are presently the members of the Nominating Committee. The Nominating Committee met once during fiscal year 2001. The function of the Nominating Committee is to recommend qualified candidates for election as officers and directors of the Company. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing the candidate's name, biographical data and qualifications.

   Dr. Boskin and Mr. Lucas are presently the members of the Compensation Committee. The Compensation Committee met four times during fiscal year 2001, once at a regularly scheduled meeting and three times at special meetings. During that same period, the Compensation Committee acted twenty times by unanimous written consent. The function of the Compensation Committee is to:
(1) review and set the compensation of the Company's Chief Executive Officer and certain of its most highly compensated officers, including salary, bonuses and other incentive plans, stock options and other forms of compensation; (2) administer the Company's stock plans and approve stock option awards; and (3) oversee the career development of senior management.

   Mr. Ellison is presently the sole member of the Plan Committee. The Plan Committee did not meet during fiscal year 2001, and during that same period, acted forty-six times by unanimous written consent. The Plan Committee is authorized to approve stock option awards, subject to certain limitations established by the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information, as of August 20, 2001(unless otherwise indicated below), with respect to the beneficial ownership of the Company's Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director or nominee; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

                                                           Amount and
                                                            Nature of   Percent
                                                            Beneficial    of
          Name and Address of Beneficial Owner             Ownership(1)  Class
          ------------------------------------            ------------- -------
Lawrence J. Ellison(2)................................... 1,378,171,324  24.29%
 500 Oracle Parkway, Redwood City, CA 94065
Safra Catz(3)............................................     2,000,000      *
Sergio Giacoletto(4).....................................       435,174      *
Jeffrey O. Henley(5).....................................    15,778,054      *
Jay Nussbaum(6)..........................................     1,588,542      *
George Roberts(7)........................................     2,118,490      *
Edward Sanderson(8)......................................       996,498      *
Derek Williams(9)........................................       464,066      *
Donald L. Lucas(10)......................................       804,630      *
Michael J. Boskin(11)....................................       921,120      *
Jack Kemp(12)............................................       230,202      *
Jeffrey Berg(13).........................................       372,000      *
Richard A. McGinn(14)....................................       220,500      *
Kay Koplovitz(15)........................................       314,600      *
Hector-Garcia Molina.....................................           --       *
Joseph Grundfest.........................................           --       *
All current executive officers, directorsand nominees as
 a group
 (20 persons)(16)........................................ 1,416,977,734  24.98%

--------
  * Less than 1%
 (1) Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.
 (2) Includes 59,375,000 shares subject to currently exercisable options or options exercisable within 60 days.
 (3) Includes 2,000,000 shares subject to currently exercisable options or options exercisable within 60 days.
 (4) Includes 432,752 shares subject to currently exercisable options or options exercisable within 60 days.
 (5) Includes 15,576,272 shares subject to currently exercisable options or options exercisable within 60 days.
 (6) Includes 1,561,940 shares subject to currently exercisable options or options exercisable within 60 days.
 (7) Includes 2,110,512 shares subject to currently exercisable options or options exercisable within 60 days.
 (8) Includes 992,500 shares subject to currently exercisable options or options exercisable within 60 days.
 (9) Includes 435,000 shares subject to currently exercisable options or options exercisable within 60 days.
(10) Includes 13,062 shares held in trust. Includes 791,568 shares subject to currently exercisable options or options exercisable within 60 days.
(11) Includes 917,120 shares subject to currently exercisable options or options exercisable within 60 days.
(12) Includes 221,550 shares subject to currently exercisable options or options exercisable within 60 days.
(13) Includes 372,000 shares subject to currently exercisable options or options exercisable within 60 days.
(14) Includes 220,500 shares subject to currently exercisable options or options exercisable within 60 days.
(15) Includes 306,000 shares subject to currently exercisable options or options exercisable within 60 days.
(16) Includes all shares described in notes (2) through (15) above, 270,000 additional shares held in trust and 9,786,244 additional shares subject to currently exercisable options or options exercisable within 60 days.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

   The following table provides certain summary information concerning compensation paid by the Company to the Company's Chief Executive Officer and each of the six other most highly compensated executive officers of the Company (determined as of May 31, 2001) (hereinafter referred to as the "named executive officers") for the fiscal years ended May 31, 2001, 2000 and 1999.

                           Summary Compensation Table

                                                                  Long-Term
                                                                 Compensation
                                            Annual Compensation     Awards
                                           --------------------- ------------
                                                                  Securities
                                                                  Underlying
                                    Fiscal                       Options/SARs
    Name and Principal Position      Year  Salary ($) Bonus ($)       (#)(1)
    ---------------------------     ------ ---------- ---------- ------------
Lawrence J. Ellison................  2001  $      --  $      --          --
 Chairman and                        2000  $  208,000 $      --   40,000,000(2)
 Chief Executive Officer             1999  $1,000,000 $2,752,000   6,000,000

Sergio Giacoletto..................  2001  $  441,293 $2,925,368         --
 Executive Vice President            2000  $  285,197 $  529,117   1,300,000
                                     1999  $  253,504 $  206,931     240,000

Jeffrey O. Henley..................  2001  $  825,000 $  104,933         --
 Executive Vice President and        2000  $  806,250 $1,361,250   2,000,000
 Chief Financial Officer             1999  $  727,500 $1,334,609   2,400,000

Jay Nussbaum.......................  2001  $  800,000 $  598,748         --
 Executive Vice President            2000  $  742,897 $1,657,677   1,600,000
                                     1999  $  525,000 $1,151,730   3,000,000

George Roberts.....................  2001  $  800,000 $1,190,018         --
 Executive Vice President            2000  $  643,182 $4,020,158   1,600,000
                                     1999  $  421,200 $  357,967   1,750,000

Edward Sanderson...................  2001  $  787,500 $1,996,576         --
 Executive Vice President            2000  $  658,523 $  980,499   1,800,000
                                     1999  $  527,400 $  350,000   2,700,000

Derek Williams.....................  2001  $  437,319 $1,162,573         --
 Executive Vice President            2000  $  400,000 $1,785,438     800,000
                                     1999  $  351,415 $  392,871     420,000

--------
(1) All figures in this column reflect options to purchase common stock and adjustments, to the extent applicable, for one 3-for-2 stock split and two 2-for-1 stock splits effective February 26, 1999, January 18, 2000 and October 12, 2000, respectively.
(2) Mr. Ellison's option grant is intended to be the only option grant that he receives in the four-year period from fiscal 2000 to fiscal 2003.

Stock Options

   There were no grants of stock options to any of the named executive officers in fiscal year 2001.

   The following table sets forth information with respect to the named executive officers concerning exercises of options during fiscal year 2001 and unexercised options held as of the end of fiscal year 2001.

            Aggregated Option/SAR Exercises in Last Fiscal Year and
                       Fiscal Year-End Option/SAR Values

                                                        Number of Securities     Value of Unexercised in-
                                                       Underlying Options/SARs  the-Money Options/SARs at
                         Shares Acquired    Value      at Fiscal Year-End (#)      Fiscal Year-End ($)
          Name           on Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           --------------- ------------ ------------------------- --------------------------
Lawrence J. Ellison.....   23,047,000    $706,076,907   47,875,000/33,000,000   $ 497,595,068/$260,048,700
Sergio Giacoletto.......       60,000    $  1,620,245      286,502/ 1,206,250   $   1,223,156/$  3,090,896
Jeffrey O. Henley.......    2,500,000    $ 85,604,278   14,656,272/ 2,700,000   $159,146,686 /$ 23,851,980
Jay Nussbaum............      805,000    $ 22,231,555    1,021,940/ 2,940,000   $   9,428,568/$ 19,315,197
George Roberts..........          --              --     1,723,012/ 2,365,000   $  16,691,847/$ 13,628,261
Edward Sanderson........      673,750    $ 22,678,817      375,000/ 2,967,500   $  2,398,275/ $ 17,508,485
Derek Williams..........      367,500    $ 11,778,981       90,000/   950,000   $     964,647/$  6,592,167

Employment Arrangements

   Messrs. Giacoletto and Williams each have employment agreements or expect to enter into employment agreements with the Company. Mr. Giacoletto's employment agreement provides for a three month notice period for termination. Mr. Williams expects to enter into an employment agreement which provides for a one month notice period for termination.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee currently consists of Dr. Boskin and Mr. Lucas. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2001. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

         Report of Committee on Compensation and Management Development of the Board of Directors on Executive Compensation

   Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

Membership and Role of the Committee on Compensation and Management Development

   The Committee on Compensation and Management Development (the "Compensation Committee") consists of the following non-employee members of the Company's Board of Directors: Michael J. Boskin and Donald L. Lucas.

   The Compensation Committee reviews and determines the Company's executive compensation objectives and policies, administers the Company's stock plans and grants stock options and monitors and oversees the career development of management personnel. In fiscal year 1999, the Board of Directors expanded the charter of the Compensation Committee to include overseeing management career development and accordingly changed the Compensation Committee's name. The Compensation Committee's purview was expanded, in part, to help the Company attract, develop and retain talented executive personnel in an extremely competitive market.

   Within the Silicon Valley, competition for executive talent is especially intense in the information technology industry. With this perspective, the Compensation Committee reviews and sets the compensation of the Company's Chief Executive Officer and the other members of the Company's executive management committee.

   Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. The Company intends to qualify certain compensation paid to executive officers for deductibility under the Code, including Section 162(m). However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

Executive Compensation Program

 Objectives

   The objectives of the Company's executive compensation program are to:

  --Attract and retain highly talented and productive executives.

  --Provide incentives for superior performance by paying above-average compensation.

  -- Align the interests of executive officers with the interests of the Company's stockholders by basing a significant portion of compensation upon the Company's performance.

 Components

   The Company's executive compensation program generally combines the following three components, in addition to the benefit plans offered to all employees: base salary; annual bonus; and long-term incentive compensation consisting of stock option grants.

   It is the Company's policy to set base salary levels, annual bonuses and long-term incentive compensation above an average of selected corporations to which the Company compares its executive compensation. The

Company selects such corporations on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensation information. The corporations against which the Company compares its compensation are not necessarily those included in the indices used to compare the stockholder return in the Stock Performance Chart. Further, the corporations selected for such comparison may vary from year to year based upon market conditions and changes in both the Company's and the corporations' businesses over time. The Company believes that above-average compensation levels are necessary to attract and retain high caliber executives necessary for the successful conduct of the Company's business.

   Each component of the Company's executive compensation program serves a specific purpose in meeting the Company's objectives. The components of the Company's executive compensation program are described below, except for any limitations arising from certain provisions of employment agreements that the Company enters into upon hiring an executive.

   Base salary. The Compensation Committee annually reviews the salaries of the Company's executives. When setting base salary levels, in a manner consistent with the objectives outlined above, the Committee considers competitive market conditions for executive compensation, Company performance and individual performance.

   The measures of individual performance considered in setting fiscal year 2001 salaries included, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance in the principal area of responsibility of the officer (including such measures as gross margin, net income, sales, customer count and market share), the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to the Company's success. The Compensation Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

   Annual bonus. The Company's cash bonus program seeks to motivate executives to work effectively to achieve the Company's financial performance objectives and to reward them when objectives are met. The executive bonus payments for Messrs. Giacoletto, Sanderson, Roberts and Williams were based upon certain components of the Company's revenues and margins.

   Long-term incentive compensation. The Company believes that option grants
(1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in the Company's success and (3) help retain key executives in a competitive market for executive talent.

   The Company's 2000 Long-Term Equity Incentive Plan authorizes the Committee to grant stock options to executives. Option grants are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive during each year. Generally, options granted to executive officers vest in equal annual installments over a period of four years and expire ten years from the date of grant.

   Benefits. The Company believes that it must offer a competitive benefit program to attract and retain key executives.

   During fiscal year 2001, the Company provided medical and other benefits to its executive officers that are generally available to the Company's other employees.

   Compensation of the Chief Executive Officer. The Chief Executive Officer's compensation plan for fiscal year 2001 and the two subsequent fiscal years consists of no salary and no bonus. Instead, during fiscal year 2000, on June 4, 1999, he was granted an option to purchase 10,000,000 shares of the Company's Common Stock (40,000,000 shares as adjusted for the Company's two 2-for-1 stock splits effective January 18, 2000 and October 12, 2000) at the fair market value at the time of grant. The option vests in equal installments over a period of four years and expires ten years from the date of grant. The Chief Executive Officer will not receive another option grant during fiscal years 2002 or 2003.

   The changes to the Chief Executive Officer's compensation plan more closely align his compensation with the Company's stock performance. The Black-Scholes value of the option grant given to the Chief Executive Officer was approximately $18.6 million and was intended as the Chief Executive Officer's only option grant for the four-year period from fiscal 2000 to fiscal 2003. In fiscal year 2000, the Chief Executive Officer received no salary or bonus (except for amounts paid in fiscal 2000 before his compensation was changed).

                                          Submitted by: Michael J. Boskin,
                                           Chair
                                                    Donald L. Lucas

                   Report of the Finance and Audit Committee
                           of the Board of Directors

   Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

Review of the Company's Audited Financial Statements for the Fiscal Year ended May 31, 2001

   The F&A Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended May 31, 2001 with the Company's management. The F&A Committee has discussed with Arthur Andersen LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   The F&A Committee has also received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the F&A Committee has discussed the independence of Arthur Andersen LLP with that firm.

   Based on the F&A Committee's review and discussions noted above, the F&A Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2001 for filing with the SEC.

                                          Submitted by: Jeffrey Berg
                                                    Michael J. Boskin
                                                    Donald L. Lucas, Chair

Stock Performance Graph

   The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the JPMorgan H&Q ("JPMH&Q") Technology Index for the five fiscal years commencing May 31, 1996 and ending May 31, 2001, assuming an investment of $100 and the reinvestment of any dividends.

   The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                  AMONG ORACLE CORPORATION, THE S&P 500 INDEX
                    AND THE JP MORGAN H&Q TECHNOLOGY INDEX

                             [GRAPH APPEARS HERE]

            * $100 INVESTED ON 5/31/96 IN STOCK OR INDEX--INCLUDING
              REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MAY 31.

Cumulative Total Return

                                        5/96   5/97   5/98   5/99   5/00   5/01
                                       ------ ------ ------ ------ ------ ------
Oracle Corporation............... ORCL 100.00 140.75 106.98 168.54 976.42 415.70
S&P 500.......................... 1500 100.00 129.41 169.12 204.68 226.13 202.27
JPMH&Q Technology ............... 1HQT 100.00 120.02 144.29 220.50 380.29 208.15

Transactions and Legal Actions Involving Management

   From June 1, 2000 to the present, there have been no transactions, or currently proposed transactions, between the Company or any of its subsidiaries and any executive officer, director, 5% beneficial owner of the Company's Common Stock, or member of the immediate family of the foregoing persons in which one of the foregoing individuals or entities had an interest of more than $60,000, except for the following:

     The Company develops and licenses software products which may be used with a computer manufactured by nCUBE Corporation ("nCube"), a manufacturer of massively-parallel supercomputers. Mr. Ellison owns a controlling interest in nCUBE. The Company has loaned nCUBE certain computer hardware (used primarily to facilitate communications between the Company and nCUBE and for development work requested by the Company) and nCUBE has loaned certain computer hardware to the Company. The Company has also entered into a reseller agreement with nCUBE entitling nCUBE to distribute certain software which the Company has a license to distribute. Further, during fiscal year 2001, the Company divested certain assets of its Interactive Television Division to nCube in exchange for $2,190,000 in cash and an equivalent value in preferred shares of nCube. This transaction was evaluated by an independent investment bank, which gave its opinion that the value received in exchange for those assets was fair.

     During fiscal year 2001, the Company leased aircraft from Wing and a Prayer, Incorporated, which is owned by Mr. Ellison. The aggregate amount billed to the Company for the use of the aircraft was approximately $942,000. The Company believes that the amount billed for the use of the aircraft and the pilots are within the range charged by third-party commercial charter companies for similar model aircraft. The Company and Mr. Ellison have negotiated an indemnity agreement pursuant to which Mr. Ellison would indemnify the Company up to $250,000,000 in the event that Wing and a Prayer's aviation insurance policy does not provide full coverage to the Company.

     During fiscal year 2001, the Company entered into a services agreement with The New Internet Computer Company ("NICC"), a company in which Mr. Ellison holds a controlling interest and the Company owns a 5% equity interest. The services agreement encompassed software development, marketing and general business development services. In connection with a financing of NICC, the Company elected to maintain its 5% equity ownership by acquiring pro rata additional shares of stock in exchange for a reduction by approximately $83,000 of the amounts due under the services agreement. Additionally, the Company agreed to purchase up to 5,000 computers from NICC for approximately $1,795,000. NICC purchased approximately $1,320,000 in property and services from the Company during fiscal year 2001.

     During fiscal year 2001, Lucent Technologies, Inc. of which Mr. McGinn was Chairman and Chief Executive Officer until October 2000, purchased approximately $61,943,000 of property and services from the Company. In addition, the Company purchased approximately $1,205,000 of property and services from Lucent Technologies

     During fiscal year 2001, WorkingWoman Network, Inc., of which Ms. Koplovitz was Chief Executive Officer until July 2001 and in which each of Ms. Koplovitz and Messrs. Ellison, Lucas and Boskin are investors, bought approximately $1,813,000 in property and services from the Company. WorkingWoman Network, Inc. has an account for consulting services with the Company of approximately $888,000 which is in arrears. The Company has made a demand on WorkingWoman Network, Inc. and intends to resolve the dispute in a timely manner.

     During fiscal year 2001, the Company granted a license to use certain of its marks to Oracle Racing, Inc., an entity in which Mr. Ellison holds a controlling interest. Oracle Racing, Inc. is pursuing a bid to be the America's Cup Challenger. The Company believes that the actions proposed to be taken by Oracle Racing would provide substantial advertising-related benefits to the Company.

     During fiscal year 2001, the Company entered into a linking and revenue sharing agreement with NetLedger, Inc., a company in which Mr. Ellison holds a controlling interest. NetLedger, Inc. offers hosted business management applications solutions on the Internet for small businesses and its solutions are now branded as the Oracle Small Business Suite.

     The Company believes that each transaction listed above was on terms at least as favorable to the Company as any arms-length transaction.

     Shareholder class actions were filed in the United States District Court for the Northern District of California against the Company and its Chief Executive Officer on and after March 9, 2001. A consolidated amended complaint adding the Chief Financial Officer and an Executive Vice President as defendants was filed on August 3, 2001. The consolidated amended complaint is brought on behalf of purchasers of the stock of the Company during the period December 15, 2000 through March 1, 2001. Plaintiffs allege that the defendants made false and misleading statements about the Company's actual and expected financial performance and the performance of certain of its applications products, while certain individual defendants were selling Company stock, in violation of Federal securities laws. Plaintiffs further allege that certain individual defendants sold Company stock while in possession of material non-public information. On June 20, 2001 the Court consolidated the class actions into a single action and appointed lead plaintiff and class counsel. The Company believes that it has meritorious defenses against these actions and intends to vigorously defend them.

     Shareholder derivative lawsuits were filed in the Superior Court of the State of California, County of San Mateo and County of Santa Clara on and after March 12, 2001. Three similar shareholder derivative lawsuits were filed in the Court of Chancery in the State of Delaware in and for New Castle County. The derivative suits were brought by Company stockholders, allegedly on behalf of the Company, against all of the Company's directors. The derivative plaintiffs allege that these directors breached their fiduciary duties to the Company by making or causing to be made alleged misstatements about the Company's revenue, growth, and the performance of certain of its applications products while certain officers and directors sold Company stock and by allowing the Company to be sued in the shareholder class actions. The derivative plaintiffs seek compensatory and other damages, disgorgement of compensation received, and a declaration that the defendants breached their fiduciary duties. The Company has not yet responded to these complaints.

     Shareholder class actions were filed in the Superior Court of the State of California, County of San Mateo against the Company and its Chief Financial Officer and former President and Chief Operating Officer on and after December 18, 1997. The class actions were brought on behalf of purchasers of the stock of the Company during the period April 29, 1997 through December 9, 1997. Plaintiffs allege that the defendants made false and misleading statements about the Company's actual and expected financial performance, while selling Company stock, in violation of state securities laws. Plaintiffs further allege that the individual defendants sold Company stock while in possession of material non-public information. Discovery is ongoing in these actions. The Company believes that it has meritorious defenses to these actions and is vigorously defending them.

     A related shareholder derivative lawsuit was filed in the Superior Court of the State of California, County of San Mateo on November 17, 1998. The derivative suit was brought by Company stockholders, allegedly on behalf of the Company, against certain of the Company's current and former officers and directors. The derivative plaintiffs allege that these officers and directors breached their fiduciary duties to the Company by making or causing to be made alleged misstatements about the Company's revenue, growth, and financial status while certain officers and directors sold Company stock and by allowing the Company to be sued in the shareholder class actions. The derivative plaintiffs seek compensatory and other damages, disgorgement of compensation received and temporary and permanent injunctions requiring the defendants to relinquish their directorships. On January 15, 1999, the Court entered a stipulation and order staying the action until further notice.

     The Company filed petitions with the United States Tax Court on July 29, 1998, challenging notices of deficiency issued by the Commissioner of Internal Revenue that disallowed certain foreign sales corporation commission expense deductions taken by the Company in its 1988 through 1991 tax years and assessed additional taxes for those years in excess of $20 million, plus interest. In a separate action filed by Microsoft Corporation, the Tax Court ruled on September 15, 2000, in favor of the Commissioner of Internal Revenue on the same legal issue presented in the Company's case. If allowed to stand and if followed by the Tax Court in the Company's case, the Microsoft ruling may be dispositive of that issue in the Company's case and could result in additional Federal and State taxes up to $130 million, plus interest accruing at applicable Federal and State rates, for the tax years at issue in the case and for the Company's subsequent tax filings. The Company filed a motion requesting the Tax Court to certify the controlling legal issue in its case for immediate appeal to the Ninth Circuit Court of Appeals. Thereafter, the Company's case was reassigned to the judge presiding in the Microsoft action and the Tax Court issued an order staying the Company's case until a final adjudication of the same legal issue in the Microsoft action. The Company intends to defend its position vigorously and does not believe that the final outcome will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

     The Company is currently party to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, the Company does not believe that the outcome of any of these or any of the above mentioned legal matters will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the fiscal year ended May 31, 2001, all the Reporting Persons complied with all applicable filing requirements, except that Frank Varasano, a former executive officer of the Company, filed a late Form 4.

                                 PROPOSAL NO. 2

                        ADOPTION OF THE FISCAL YEAR 2002
                              EXECUTIVE BONUS PLAN

   On August 8-9, 2001 and by written consent on August 28, 2001, the Compensation Committee unanimously approved the adoption of the Fiscal Year 2002 Executive Bonus Plan (the "Bonus Plan"), and the Board directed that the Bonus Plan be submitted to the stockholders at the 2001 Annual Meeting. Targets set at the August 28, 2001 meetings and the August 8-9, 2001 written consent for the applicable performance period shall be null and void and no payments pursuant thereto may be made if the Bonus Plan is not approved by the stockholders of the Company.

   The purpose of the Bonus Plan is to motivate executives to achieve the Company's financial performance objectives and to reward them when those objectives are met.

Required Vote

   Approval of the adoption of the Bonus Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

                  The Board of Directors recommends a vote for approval of adoption of the Fiscal Year 2002 Executive Bonus Plan.

Description of the Fiscal Year 2002 Executive Bonus Plan

   History. The Compensation Committee approved the adoption of the Bonus Plan, which is part of the overall compensation program for senior sales managers of the Company, at a meeting held on August 8-9, 2001 and by written consent on August 28, 2001.

   Purpose. The purpose of the Bonus Plan is to motivate executives to achieve the Company's financial performance objectives and to reward them when those objectives are met.

   Administration. The Bonus Plan will be administered by the Compensation Committee consisting of no fewer than two members of the Board, all of which members qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code ("Code Section 162(m)").

   Eligibility. Participants in the Bonus Plan are chosen solely at the discretion of the Compensation Committee. All officers of the Company are eligible to participate in the Bonus Plan. No person is automatically entitled to participate in the Bonus Plan in any plan year.

   Determination of Awards. Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation Committee. As a part of the Bonus Plan, Messrs. Giacoletto, Nussbaum, Roberts, Sanderson and Williams will receive awards based upon certain aspects of the Company's revenues and margins. The Compensation Committee adopts the performance criteria within 90 days after the start of each fiscal year or in advance of such other date as may be permitted under Code Section 162(m). The criteria allow for a bonus payment for the performance period based on the attainment of certain goals in license revenue growth, license margin and consulting margin. Each executive's total bonus is calculated by summing the applicable bonus for each goal met. The applicable bonus for each goal met is related to the amount by which the goal is exceeded. With respect to fiscal year 2002, such determinations were finalized by the Committee by written consent on August 28, 2001. The details of the formula have not been included in this Proxy Statement to maintain the confidentiality of the Company's revenue and margin expectations which the Company believes are confidential commercial or business information, the disclosure of which would adversely affect the Company.

   Payment of Awards. All awards will be paid in cash as soon as is practicable following determination of the award, unless the Committee has, prior to the grant of an award, received and approved, in its sole discretion, a request by a participant to defer receipt of an award in accordance with the Bonus Plan.

   Maximum Award. The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that any executive officer could receive under the Bonus Plan would be $5,000,000 less any other cash compensation he receives during fiscal year 2002 (i.e., total cash compensation cannot exceed $5,000,000).

   Amendment and Termination. The Committee may terminate the Bonus Plan, in whole or in part, suspend the Bonus Plan, in whole or in part from time to time, and amend the Bonus Plan, from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder so long as stockholder approval has been obtained if required in order for awards under the Bonus Plan to qualify as "performance-based compensation" under Code Section 162(m). No amendment, termination or modification of the Bonus Plan may in any manner affect awards theretofore granted without the consent of the participant unless the Committee has made a determination that an amendment or modification is in the best interests of all persons to whom awards have been previously granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such award.

   Termination of Employment. Should the participant's employment with the Company terminate for any reason during the plan year, the participant will not be eligible to receive an award under the Bonus Plan.

   Federal Income Tax Consequences. Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the Bonus Plan satisfies the requirements of Code Section 162(m), which limits the deductibility of nonperformance-related compensation paid to certain corporate executives (and otherwise satisfies the requirements for deductibility under federal income tax law).

                                 PROPOSAL NO. 3

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

   The Company has engaged Arthur Andersen LLP as its principal independent public accountants to perform the audit of the Company's financial statements for fiscal year 2002. Arthur Andersen LLP has audited the Company's financial statements for its last fourteen fiscal years. The Board of Directors expects that representatives of Arthur Andersen LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

   The F&A Committee reviews audit and non-audit services performed by Arthur Andersen LLP as well as the fees charged by Arthur Andersen LLP for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the auditor's independence. Additional information concerning the F&A Committee and its activities with Arthur Andersen LLP can be found in the following sections of this proxy statement: "Board Committees and Meetings" and "Report of the Finance & Audit Committee."

Audit Fees

   The following table sets forth approximate aggregate fees billed to the Company for fiscal year 2001 by Arthur Andersen LLP:

   Audit Fees....................................................... $  700,000
   Financial Information Systems Design and Implementation Fees..... $1,100,000
   All Other Fees(1)................................................ $5,300,000

--------
(1) Includes fees for various advisory services related principally to tax preparation services, tax consultation services and business consulting services.

Required Vote

   The ratification of the selection of Arthur Andersen LLP requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

                The Board of Directors recommends a vote for the
              ratification of the selection of Arthur Andersen LLP

                             STOCKHOLDER PROPOSALS

   From time to time, certain stockholders of the Company submit proposals that they believe should be voted upon by the stockholders. The Commission has adopted regulations that govern the inclusion of such proposals in the Company's annual proxy materials. Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 2002 Annual Meeting of Stockholders must be received by May 8, 2002. If the Company is not notified of a stockholder proposal by July 22, 2001, then the management proxies may have the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement. Stockholder proposals should be addressed to Daniel Cooperman, Senior Vice President, General Counsel & Secretary, Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065.

                                 OTHER BUSINESS

   The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                    VOTING VIA THE INTERNET OR BY TELEPHONE

   Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

   The Company and a number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If you hold your shares in your own name or if your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form or you may vote via the Internet by going to the following address on the World Wide Web:

   http://www.proxyvote.com

and following the instructions on your screen.

                                By Order of the Board of Directors,

                                /s/ Daniel Cooperman

                                DANIEL COOPERMAN
                                Senior Vice President, General
                                 Counsel and Secretary

   All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or to vote electronically via the Internet or telephone. Thank you for your prompt attention to this matter.

4290-PS01                        [RECYCLE LOGO]                        C14006-01

[proxy card - front]

                              ORACLE CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               OCTOBER 15, 2001

        The undersigned hereby appoints LAWRENCE J. ELLISON and JEFFREY O. HENLEY, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of ORACLE CORPORATION, to be held on Monday, October 15, 2001, at 10:00 a.m., in the Oracle Corporation Conference Center, 350 Oracle Parkway, Redwood City, California, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NINE NOMINEES FOR ELECTION, FOR THE ADOPTION OF THE FISCAL YEAR 2002 EXECUTIVE BONUS PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

         [proxy card - back]
        (Continued from other side)

        1.      ELECTION OF DIRECTORS

                FOR all nominees listed below (except as marked to the contrary below): ___

                WITHHOLD AUTHORITY to vote for all nominees listed below:  ___
                Nominees: Lawrence J. Ellison, Donald L. Lucas, Michael J. Boskin, Jeffrey O. Henley, Jack F. Kemp, Jeffrey Berg, Safra Catz, Hector Garcia-Molina, and Joseph Grundfest.

                (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)
                _________________________________


        2.      PROPOSAL TO ADOPT THE FISCAL YEAR 2002 EXECUTIVE BONUS PLAN

                 __FOR                   __AGAINST               __ABSTAIN

        3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 2002

                 __FOR                   __AGAINST               __ABSTAIN


         In their discretion, the proxies are authorized to vote upon such other business as may properly come before
                   the Annual Meeting or any adjournment or
                             continuation thereof.

Please sign exactly as the name or names appear on stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their positions when signing.

                                         Dated:________________, 2001


                                         ____________________________

                                         ____________________________
                                                           Signatures

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.